EXHIBIT 99.1

CONTACTS:

SangStat	THP	GCI Group
Bill Martin, 510-789-4331	Jan McCoy, 520-748-4458	Phyliss Milligan, 212-537-8129

SANGSTAT ANNOUNCES COLLABORATION WITH THP TO DEVELOP
HUMANIZED POLYCLONAL ANTIBODIES

Humanized Thymoglobulin and B-cell Antibodies Are First Goals of Collaboration

Fremont, CA – November 11, 2002 – SangStat (Nasdaq: SANG) announced today that it has entered into a strategic collaboration with Therapeutic Human Polyclonals, Inc. (THP) to develop and commercialize the world’s first humanized polyclonal antibodies.  Humanized polyclonal antibodies build upon the current clinical successes of humanized monoclonal antibodies and have the potential to revolutionize the treatment of many diseases.  THP’s technology uses a rabbit’s immune system to generate humanized antibodies making it an ideal partner because SangStat is already a leading manufacturer of rabbit polyclonal antibodies with significant antibody marketing experience.

“The collaboration between SangStat and THP represents an historic and logical step in the development and use of antibodies to fight disease,” said Richard D. Murdock, interim Chairman, President and CEO.  “Just as the development of humanized monoclonal antibodies represented a significant medical advance, we believe the development of humanized polyclonal antibodies, if successful, will prove to be a watershed event in medical science.”

SangStat’s collaboration with THP consists of two collaboration agreements for the development and commercialization of two classes of therapeutics.  The first is a humanized version of SangStat’s Thymoglobulin polyclonal antibody product.  Thymoglobulin® (anti-Thymocyte-globulin, rabbit) is currently used in immunosuppressed patients.  However, a humanized version of Thymoglobulin might provide the opportunity for repeat dosing in solid organ and bone marrow transplantation, and might also be useful in the treatment of immunocompetent patients with autoimmune diseases such as rheumatoid arthritis, multiple sclerosis, diabetes mellitus, lupus and other indications.

The second collaboration focuses on the development and commercialization of humanized polyclonal antibodies for the treatment of hematologic diseases, such as B-cell lymphomas, leukemia and other B-cell related disorders.

SangStat’s financial commitments to THP under the collaboration agreements consist of product licensing fees, clinical milestone payments and royalties.  In addition, THP has the option to co-fund a portion of the development costs for certain hematology products in exchange for a percentage of the resulting profits.

SangStat’s commitment to THP includes an equity investment and additional payments related to product commercialization. Under the equity investment, SangStat is a co-investor in a two stage financing worth  $10 million. In the first stage, SangStat contributed $3.2 million and Research Corporation Technologies (RCT) has contributed an additional $1.8 million to THP.  The second financing would occur if certain technical milestones are met.  At that time, both SangStat and RCT would make additional investments in THP of $3.2 and $1.8 million respectively.  After this second round, SangStat alone will have the option to invest $15 million more as THP’s technology matures.  This deal follows an initial investment in THP by RCT, which is located in Tucson, Ariz. RCT incubated the Company with THP Founders Roland Buelow, Ph.D. and Wim van Schooten, PhD.

“SangStat and THP have worked diligently to nail down the details of this new multi-faceted collaboration, and we are really excited to see the fruits of our labor begin to take shape,” said Jean-Jacques Bienaimé, outgoing Chairman, President and CEO.  “We structured the deal so that SangStat’s up-front financial commitment is limited, but promises to be a ‘win-win’ for both companies as THP’s technology proves successful.”

SangStat Reiterates Q4 2002 Guidance of $0.10 - $0.12 EPS

SangStat recently provided financial guidance for the fourth quarter of 2002 of $34 - $36 million in revenues and $0.10 - $0.12 earnings per share (EPS).  The impact of the THP collaboration is not expected to alter the Company’s fourth quarter or full year 2002 guidance.

SangStat Research Executive to Head THP Research Program

As part of SangStat’s long-term collaboration with THP, Roland Buelow, PhD, Senior Vice President of Discovery Research at SangStat, will assume a new position as Chief Scientific Officer (CSO) for THP.  During a transition period, Dr. Buelow will continue to work part-time for SangStat, primarily to support the RDP program.  Timothy Fong, PhD, Vice President for Discovery Research, will be taking the leading role in directing the activities of the Discovery Research division at SangStat.

“I am very proud of my work at SangStat and the opportunity to develop a pipeline of new immunomodulatory drugs, RDP58 and RDP59.  On the other hand, I am extremely excited to join THP and work on the development of novel polyclonal antibody therapies. I believe humanized polyclonals have enormous potential, and I am very pleased that THP and SangStat have joined efforts in this area,” said Dr. Buelow.  “I am leaving behind a talented team of scientists headed by Dr. Fong, a very accomplished scientist and manager of discovery programs.”

Timothy Fong has a PhD in immunology and a scientific background in Biochemistry, Cellular Immunology, Molecular Biology, and Tumor Biology. He brings to SangStat over eight years of group and project team leadership experience in biotechnology and pharmaceutical settings. Tim previously was the Head of the Oncology Anti-Angiogenesis Program for Aventis (formerly RPR) Gencell, and Associate Director of Vaccines & Gene Therapy for Chiron Corporation. He was also a Group Leader at Viagene, Inc. where he led the Preclinical Oncology & Immunology team in developing several gene therapeutics for cancer, rheumatoid arthritis and other immunologic diseases. Tim completed his doctoral work on the effects of aging on Interleukin 2 expression at the University of California, Los Angeles, and studied transcriptional regulation of eukaryotic gene expression as a postdoctoral fellow at the Salk Institute for Biological Sciences in La Jolla, CA. He recently earned his MBA from St. Mary’s College in Moraga, CA.

SangStat’s Discovery Research division will contribute resources to the SangStat-THP collaboration in parallel to THP technology development effort.  Under Dr. Fong’s leadership, SangStat will identify appropriate B-cell antigens for use in the development of humanized polyclonal antibody products to treat hematologic diseases as well as developing assays to characterize new antibody products.  Dr. Fong will also be coordinating pre-clinical efforts to evaluate efficacy of new therapeutics.

Antibodies recently emerged as an important class of pharmaceutical products due to scientific breakthroughs allowing the humanizing of monoclonal antibodies.  THP’s PolyTargTM  platform seeks to further expand the use of antibody therapeutics by “humanizing” polyclonal antibodies.  THP’s technology platform uses a novel genetic-engineering approach combining molecular biology and animal transgenesis.

Simple diseases and single proteins may be appropriate targets for monoclonal antibody therapy; however, many diseases such as cancer, infectious disease, autoimmune and others are complex and involve multiple targets that evolve over time. While monoclonal antibodies bind only to a single specific target, polyclonal antibodies have the unique ability to both bind and eliminate a plurality of “evolving targets” linked with these complex diseases. By binding multiple antigens, polyclonals could saturate a target and then induce an immune response to eliminate the target antigen, pathogen or cell. These bind and eliminate properties potentially make polyclonals a more potent therapy for treating a wide range of diseases and infections.

About SangStat

SangStat is a global biotechnology company focused on immunology and working to discover, develop and market high value therapeutic products in the autoimmune, hematology/oncology and immunosuppression areas.  SangStat’s U.S. headquarters are in Fremont, California.  SangStat also maintains a strong European presence, including direct sales and marketing forces in France, Germany, Italy, Spain, and the UK, and distributors throughout the rest of the world. SangStat’s stock is traded on the Nasdaq under the symbol “SANG”.  The company’s web site is located at www.sangstat.com.

About THP, Inc.

Therapeutic Human Polyclonals, Inc. is a privately held biotechnology company developing a platform to produce the next generation antibody therapy.  THP’s headquarters are in Sunnyvale, California.  THP has a wholly owned subsidiary, THP GmbH, in Munich, Germany.  The Company’s website is located at www.polyclonals.com.

About RCT

Research Corporation Technologies is an independent technology management company that commercializes early-stage biomedical and photonics technologies worldwide. Commercialization vehicles include seed investments and venture development, partnerships, and specialized licensing programs.

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements reflect SangStat’s current views with respect to future events. Forward-looking statements include future financial, sales or operating results, expenses, milestone payments to THP, equity investments in THP, estimated impact to revenue and EPS resulting from financial obligations to THP, future product licenses from THP, potential therapeutic uses for products licensed from THP, anticipated clinical developments and timelines, potential uses or properties of products or product candidates, and SangStat’s anticipated fourth quarter and 2002 revenue and EPS. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated, particularly with respect to the Company’s guidance and expectations for the revenue and EPS in the fourth quarter and for 2002 and SangStat’s anticipated 2003 EPS. Factors that could cause actual results to differ materially include, without limitation:  THP’s research progress, progress in SangStat’s clinical studies; market conditions or other developments such as new competitors; increased sales or price reductions by competitors; reduction in margin on key products; reduction in demand or failure of demand to reach anticipated levels; manufacturing matters and potential delays; increases in expenses; changes in reimbursement for products; patent and other litigation including results from the pending Gengraf litigation; licensing or product transactions; delays in clinical trial enrollment; complications or delays in conducting pre- clinical or clinical trials;  requests from the regulatory agencies for additional clinical trials; or changes in management. For a discussion of these and other factors that might result in different outcomes, see “Risk Factors” in SangStat’s 2001 Annual Report on Form 10-K, its 2002 quarterly reports on Form 10-Q and others filed with the Securities and Exchange Commission. SangStat assumes no obligation to update any such forward-looking statements, risks or reasons why actual results might differ.

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